Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we hereby consent to the incorporation by reference in the Registration Statements Nos. 333-09917, 333-10117, 333-47098 and 333-131044 on Form S-3 and Nos. 333-09911, 333-09909, 333-46086, 333-76812, 333-103101, 333-09911 and 333-131051 on Form S-8 of our report dated December 10, 2008, relating to the consolidated financial statements of Amtech Systems, Inc. as of September 30, 2008 and September 30, 2007 and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three year period ended September 30, 2008, included in the 2008 Annual Report on Form 10-K of Amtech Systems, Inc.

/s/ Mayer Hoffman McCann P.C.

Phoenix, Arizona December 10, 2008